SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Northrim BanCorp, Inc.

(Name of Registrant as Specified In Its Charter)

Bowne, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3111 C Street
Anchorage, AK 99503

March 20, 2003

Dear Shareholder:

     I am pleased to invite you to attend the Northrim BanCorp, Inc. Annual Shareholders’ Meeting where you will have the opportunity to hear about our 2002 operations and our plans for 2003. The meeting will be on Thursday, May 1, 2003, at 9 a.m., at the Hilton Anchorage Hotel — 500 West 3rd Avenue in Anchorage, Alaska. I hope to see you there.

     You will find additional information concerning Northrim and our operations in the enclosed 2002 Report to Shareholders and Annual Report—10-K, which includes our audited financial statements for the year ended December 31, 2002.

     Whether or not you plan to attend the meeting, please sign and return your proxy card, which is included with this document, as soon as possible. Your opinion and your vote are very important to us. If you choose to attend the meeting, voting by proxy will not prevent you from voting in person; however, if you are unable to attend, voting by proxy will ensure that your vote is counted.

     Thank you for your continued support of Northrim BanCorp, Inc. If you have any questions, please feel free to contact me at (907) 562-0062.

Sincerely,

/s/ Marc Langland

Marc Langland
Chairman, President and CEO

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To be held on May 1, 2003

     Notice is hereby given that Northrim BanCorp, Inc. (the “Company”) will hold its 2003 Annual Shareholders’ Meeting at the Hilton Anchorage Hotel, 500 W. 3rd Avenue, Anchorage, Alaska, at 9:00 a.m., on Thursday, May 1, 2003, for the following purposes, as more fully described in the accompanying proxy statement:

     1.       ELECTION OF DIRECTORS. To elect 11 directors for a term ending at the 2004 Annual Shareholders’ Meeting or such other date as their successors may be elected and qualified.

     2.       OTHER BUSINESS. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

     Shareholders owning Northrim BanCorp shares at the close of business on March 12, 2003, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of that meeting.

     Your board of directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board.

By order of the Board of Directors,

/s/ Mary A. Finkle

Mary A. Finkle Corporate Secretary

March 21, 2003

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed form of proxy and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. Your vote is important to us. If you attend the Annual Meeting, you may vote your shares in person if you wish to do so even if you have previously sent in your proxy.

PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
2002 REPORT TO SHAREHOLDERS AND ANNUAL REPORT-10-K
OTHER MATTERS

Solicitation, Voting, and Revocability of Proxies	1
PROPOSAL 1: ELECTION OF DIRECTORS	2
Executive Officers	3
Executive Compensation	4
Section 16(a) Beneficial Ownership Reporting Compliance	9
Interest of Management in Certain Transactions	9
Security Ownership of Certain Beneficial Owners and Management	10
Relationship with Independent Public Accountants	11
Report of the Audit Committee	11
Information Concerning Shareholder Proposals	11
2002 Report to Shareholders and Annual Report—10-K	12
Other Matters	12

NORTHRIM BANCORP, INC.
3111 C Street
Anchorage, Alaska 99503

PROXY STATEMENT

     The Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     The Board set March 12, 2003, as the record date for the meeting. Shareholders who owned the Company’s common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 6,077,946 shares of Company stock outstanding on the record date.

     Voting materials, which include this proxy statement dated March 21, 2003, a proxy card and the 2002 Report to Shareholders and Annual Report—10-K are first being mailed to shareholders on or about March 21, 2003.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

     You are receiving this proxy statement and proxy card because you own shares of the Company’s common stock. This proxy statement describes matters on which we would like you to vote.

     When you sign the proxy card, you appoint the persons named in the proxy, R. Marc Langland and Christopher N. Knudson, as your representatives at the meeting, and those persons will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy, and who is paying the cost of solicitation?

     The enclosed proxy is solicited by and on behalf of the Board of Directors, and the Company will bear the costs of solicitation. Directors, officers and employees of the Company and/or its subsidiary, Northrim Bank (the “Bank”), may solicit proxies by telephone, facsimile, and personal contact. The Company does not expect to pay any compensation to employees, officers or directors for soliciting proxies, but will reimburse brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy material to beneficial owners of the Company’s common stock.

What am I voting on, and what vote is required for approval?

     At the Annual Meeting, you will be asked to vote on the election of 11 directors to serve on the Board until the 2004 Annual Shareholders’ Meeting. The election of directors will require the affirmative vote of a majority of the shareholders present in person or represented by duly executed proxy at the meeting.

Who is entitled to vote?

     Only shareholders who owned the Company’s common stock as of the close of business on the record date, March 12, 2003, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote, and how are the votes counted?

     You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or other nominee, who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     With regard to the election of directors, you may cast your vote in favor of some or all of the nominees or may withhold your vote as to some or all of the nominees. Directors will be elected if they receive a majority of the votes cast, that is, the 11 nominees who receive the highest number of votes will be elected. Accordingly, votes withheld generally will have no effect on the outcome of the election. You may also abstain from voting on any proposals other than the election of directors. An abstention will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal.

     If shares are held in “street name,” that is, through a broker or nominee, the broker or nominee is permitted to exercise voting discretion under certain circumstances. At this meeting, if the broker or nominee is not given specific voting instructions, shares may be voted on the election of directors by the broker or nominee in their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes,” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

     On each matter before the meeting, including the election of directors, shareholders are entitled to one vote for each share of common stock they held at the record date. Shareholders may not cumulate their votes for the election of directors.

Can I change my vote after I return my proxy card?

     Yes. If the enclosed proxy is duly executed and received in time for the meeting, the persons named in the proxy will vote the shares represented by the proxy “FOR” the 11 nominees listed in the proxy statement, unless otherwise directed. If you grant a proxy, you may revoke it at any time before its exercise by written notice to the Company to the attention of Mary A. Finkle, Corporate Secretary, by submitting a proxy with a subsequent date, or by announcing your revocation to the secretary at the meeting prior to the taking of a shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies.

Can I vote on other matters or submit a proposal to be considered at the meeting?

     The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s bylaws. The Board of Directors does not presently know of any other matters to be brought before the Annual Meeting.

     For shareholders seeking to include proposals in the proxy materials for the 2004 Annual Meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the Company on or before November 21, 2003.

How many votes are needed to hold the Annual Meeting?

     A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the record date for the Annual Meeting, 6,077,946 shares of the Company’s common stock were outstanding and eligible to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

General

     The Company’s Articles of Incorporation provide that the Board of Directors will consist of not less than five nor more than 25 directors. Currently, the Board of Directors consists of 11 directors. The Board of Directors has set the number of directors to be elected at the Annual Meeting. Directors are elected for a one-year term and serve until their successors have been elected and qualified.

     The Board of Directors has nominated the individuals listed on the following pages for election as directors for the one-year term expiring at the 2004 Annual Shareholders’ Meeting or until their successors have been elected and qualified. If any nominee refuses or becomes unable to serve as a director before the meeting, the directors will select a replacement nominee, and your proxies will be voted for that replacement nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve.

INFORMATION ABOUT THE NOMINEES

     The following table provides certain information about the nominees for director, including age, principal occupation during the past five years, and year first elected a director of the Bank or the Company. All of the nominees are presently directors of the Bank and the Company.

Name/Age	Occupation of Nominee During Past Five Years	Director Since
R. Marc Langland, 61	Chairman, President, and CEO of the Company and the Bank; Chairman and CEO (since 1998); and Director, Alaska Air Group	1990

Larry S. Cash, 51	President and CEO, RIM Architects (Alaska), Inc. since 1986; CEO, RIM Architects (Guam), Inc.	1995

Mark G. Copeland, 60	Since June 1999, owner and sole member of Strategic Analysis LLC, a management consulting firm in Anchorage; Managing Partner, Copeland, Landye, Bennett and Wolf, LLP (law firm) for 30 years prior to that time	1990

Frank A. Danner, 69	President and CEO, Far North Fishermen, Inc. (a commercial fishing enterprise) since 1978; Partner of KPMG LLP from 1970 to 1990	1990

Ronald A. Davis, 70	CEO and Administrator, Tanana Valley Clinic until his retirement in 1998; Secretary/Treasurer, Canoe Alaska, 1996 to 1999; Vice President, Acordia	1997

	of Alaska Insurance (full service insurance agency) since 1999

Anthony Drabek, 55	President and CEO, Natives of Kodiak, Inc. (Alaska Native Corporation) since 1989; Chairman and President, Koncor Forest Products Co.; Secretary/Director, Atikon Forest Products Co.	1991

Christopher N. Knudson, 49	Executive Vice President and Chief Operating Officer of the Company and the Bank	1998

Richard L. Lowell, 62	President, Ribelin Lowell & Company (insurance brokerage firm) since 1985	1990

Irene Sparks Rowan, 61	Director (1988-2000), Klukwan, Inc. (Alaska Native Corporation) and its subsidiaries	1991

John C. Swalling, 53	President, Swalling & Associates PC (accounting firm) since 1991	2002

Joseph E. Usibelli, 64	Chairman, Usibelli Coal Mine since 1986	1990

     The Board of Directors recommends that you vote “FOR” these nominees.

Shareholder Nominations for 2003 Annual Shareholders’ Meeting

     In accordance with the Company’s Bylaws, shareholder nominations for the 2003 Annual Shareholders’ Meeting ordinarily must be delivered in writing to the Secretary of the Company not less than 14 nor more than 50 days prior to the meeting. Any shareholder nomination should contain the following information to the extent known to the nominating shareholder: (a) the name and address of each proposed nominee; (b) each nominee’s principal occupation; (c) the total number of shares of the Company’s common stock that will be voted for each proposed nominee; (d) the name and residence of the nominating shareholder; (e) the number of shares of the Company’s common stock owned by the nominating shareholder; and (f) whether the nominee had agreed to serve if elected.

     Nominations not made in accordance with the above requirements may be disregarded, in the sole discretion of the Chairman of the Annual Meeting, and upon the Chairman’s instruction, the vote teller may disregard all votes cast for that nominee.

Information Regarding the Board of Directors and its Committees

     The Company’s Board of Directors has adopted certain standing committees, including an Audit Committee and Compensation Committee. There presently is no Nominating Committee and that function is currently served by the Board.

     The Bank’s Board of Directors met 10 times, and the Company’s Board of Directors met eight times during 2002. During 2002, all directors attended at least 75% of the total meetings of the Board and all committees of which they were members.

     Audit Committee. The Audit Committee’s principal functions include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the independent and internal auditors, and reviewing the reports of bank regulatory authorities. The Company’s Board of Directors has adopted a written charter for the Audit Committee. Current members of the Audit Committee are Mark G. Copeland, Anthony Drabek, and Richard L. Lowell. During 2002, the Audit Committee met four times. All members of the Audit Committee are “independent directors” within the meaning of currently applicable Nasdaq corporate governance rules.

     Compensation Committee. The primary functions of the Compensation Committee, which met four times in 2002, are to review and approve officer compensation, select and approve employee benefits and retirement plans, and administer the Company’s stock option plans. Compensation Committee members are Larry S. Cash, Ronald A. Davis, and Joseph E. Usibelli.

     Director Compensation. Non-officer directors currently receive a $2,000 annual retainer for serving on the Board of Directors and a $1,000 annual retainer for serving on a committee of the Board, in addition to fees of $550 for each Board meeting and $300 for each committee meeting they attend.

EXECUTIVE OFFICERS

     The following table sets forth certain information about the Company’s executive officers:

			Has Served as
			an Executive
Name	Age	Position	Officer Since
R. Marc Langland	61	Chairman of the Board, President and Chief Executive Officer of Northrim BanCorp, Inc. and Northrim Bank	1990

Christopher N. Knudson	49	Executive Vice President and Chief Operating Officer of Northrim BanCorp, Inc. and Northrim Bank	1990

Victor P. Mollozzi	53	Senior Vice President, Senior Credit Officer of Northrim Bank	1990

Joseph M. Schierhorn	45	Senior Vice President, Chief Financial Officer, and Compliance Manager of Northrim BanCorp, Inc. and Northrim Bank	2001

     All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. Each of the named executives have employment agreements with the Company. See “EXECUTIVE COMPENSATION — Employment Agreements.”

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company has furnished the following report on executive compensation for fiscal year 2002. The Compensation Committee report is intended to describe in general terms the process the Compensation Committee undertakes and the matters it considers in determining the appropriate compensation for the Company’s executive officers, including the executive officers who are named in the Summary Compensation Table that begins on page 7.

Responsibilities and Composition of the Compensation Committee

     The Compensation Committee is responsible for (i) establishing, with the assistance of independent compensation consultants and legal counsel, compensation programs for executive officers of the Company designed to attract, motivate and retain key executives responsible for the success of the Company as a whole; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (iii) determining the salary, bonus, stock option, and other stock-based compensation of the Company’s executive officers. The Compensation Committee serves pursuant to a Charter adopted by the Board of Directors.

     The Compensation Committee is composed of Ronald A. Davis, Chairman, Joseph E. Usibelli, and Larry S. Cash. None of the members are officers or employees of the Company. Mr. Usibelli has served on the Compensation Committee since 1991. Mr. Cash was appointed to the Compensation Committee in 1996. Mr. Davis was appointed to the Compensation Committee in 2002.

Compensation Philosophy

     The Compensation Committee bases its compensation strategy on maintaining the Company’s primary strategic goal: to maintain, over the next several years, a well-capitalized, customer-focused financial institution, headquartered in Anchorage and serving the greater Anchorage, Matanuska Valley and Fairbanks areas, as well as various other markets in Alaska. We believe that achieving these goals will create long-term value for shareholders, consistent with protecting the interests of our depositors. The Company’s business and growth strategies consist of the following elements:

•	Continued development of a business culture in which customers are accorded the highest priority in all aspects of the Company’s operations.

•	Emphasis on developing full-service banking relationships with members of the business and professional communities to increase loan and core deposit volumes.

•	Competitive and responsive commercial, construction, land development, and real estate lending.

•	Strong marketing emphasis on the Company’s customer-focused philosophy to assist in the further development of a broad core deposit base which will help fund expanded lending activity.

•	Control of credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel having a high degree of familiarity with their market area.

•	Continued growth through a combination of growth at existing offices, expanding the Company’s presence and visibility in the market place along with technological advances, and expansion into other markets as promising opportunities for diversification and growth arise.

     The Compensation Committee believes that compensation packages for executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies the Board has established and articulated. When establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers (i) financial performance during the past year; (ii) the individual’s performance during the past year; and (iii) the salaries of executive officers in similar positions with companies of comparable size and other companies within the financial institutions industry. For executive officers other than the Chief Executive Officer, the Compensation Committee gives consideration to recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of appropriate criteria.

Compensation Programs and Practices

     The Company’s executive compensation program consists of four key elements: (i) base salary; (ii) a performance-based annual bonus; (iii) periodic option grants and other stock-based compensation awards, and (iv) retirement and other deferred benefits.

     The Compensation Committee believes this four-part approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus rewards and incentives individual performance and is based in significant part on the contribution made by the officer to the Company’s overall performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation and further promote the executive’s continued service with the organization.

     The Company has developed and implemented policies for determining salary structure, annual incentive bonus payments and employee stock option awards based on recommendations by nationally recognized compensation consulting firms, which have periodically reviewed the Company’s executive compensation practices and its overall compensation program.

     During 1999 and again in 2002, the Company engaged an independent nationally recognized consulting firm to review and analyze its executive compensation package and its overall compensation practices to ensure that the Company remains competitive with financial institutions of comparable size. Based on the consultants’ recommendations and with the advice of counsel, the Company adopted a new employee stock incentive plan in 2000 and amended its executive officer employment agreements effective January 1, 2003; those employment agreements had been set to expire on December 31, 2002. See EXECUTIVE COMPENSATION – “Employment Agreements.”

     Base Salary. Based on its consideration of competitive industry salaries and general economic conditions within the Company’s market area and within the financial institutions industry, the Company’s Human Resources Department has established a graded salary structure for executive and other officers. Individual base salaries for executive officers are based upon recommendations by the Chief Executive Officer, taking into account the officer’s salary grade. Base salary levels are reviewed annually and any proposed increases are recommended to the Compensation Committee by the Chief Executive Officer based on an assessment of an executive’s scope of responsibilities, individual performance and contribution to the organization.

     Annual Bonus. Executive officers have an annual incentive bonus opportunity as participants in the Company’s Executive Incentive Plan (the “Incentive Plan”). Incentive Plan participants are recommended by the Chairman of the Board and President, and approved by the Compensation Committee prior to each plan year. The Incentive Plan establishes three tiers of incentive award amounts based on officer title and level of responsibility. The Incentive Plan then establishes within each tier three levels of award representing a predetermined graduated percentage of annual base salary. Actual bonus amounts must be approved by the Compensation Committee and are based on a formula that takes into account predetermined performance standards. The current performance standards include efficiency, return on equity, net income to budget, asset growth, and the credit quality of portfolio loans. These criteria may be modified from time to time based on the Company’s strategic plan, with a goal of maximizing shareholder returns.

     Options and Other Stock-Based Compensation. The Compensation Committee has followed a philosophy of offering stock-based incentives to the Company’s employees to: (i) attract and retain the best available personnel; (ii) enhance long-term profitability and shareholder value; and (iii) encourage employees to acquire and maintain stock ownership in the Company, thereby more closely aligning the interests of employees and shareholders. The Compensation Committee, subject to the Company’s employee stock option plans may determine the employees eligible to receive options and awards and to assess the amount of each option and award.

     Retirement and Other Deferred Compensation. Executive officers participate in the Company’s qualified retirement plan, the Northrim Bank Savings Incentive Plan (401-k), to the same extent and subject to the same rules and limitations as the Company’s and the Bank’s other employees. In addition, effective July 1, 1994, the Bank adopted the Northrim Bank Supplemental Executive Retirement Plan (“SERP”) for the benefit of its executive officers. The SERP provides for payment of a specified amount to plan beneficiaries or their survivors upon retirement, with early retirement permitted after the participant’s 55th birthday if she or he has been a plan participant for at least five years prior to retirement. Benefits are payable monthly beginning 90 days after retirement, with the amount payable being equal to the total plan account balance for that participant (including interest at a specified fixed rate), divided by 12 months, divided by the number of years over which the participant elects to receive payments, with 15 years being the maximum period over which payout is permitted. If the participant dies prior to commencement of benefits, benefits are paid to the participant’s survivors in equal installments over 15 years unless the Compensation Committee elects to accelerate payment. Finally, certain executive officers are entitled to participate in the Bank’s non-qualified deferred compensation plan, which is intended to provide a source of funds for the future retirement of such executive officers.

     The Company’s performance has, in the Compensation Committee’s opinion, shown the value of this approach. In particular, the Compensation Committee noted continued asset growth and improvement in the return on equity ratio and improved efficiencies for the year 2002; and the implementation of a new imaging system, which the Compensation Committee believes will provide the Company with technology better able to currently serve and meet the future needs of Northrim’s customers. The Compensation Committee also noted that the Company has achieved a profit every quarter since the fourth quarter of its first full year in operation.

     Chief Executive Officer Compensation. Mr. R. Marc Langland serves as the Chairman, President and Chief Executive Officer of Northrim BanCorp, Inc. and Northrim Bank. In evaluating the compensation of Mr. Langland for services rendered in 2002, the Compensation Committee considered both quantitative and qualitative factors.

     In looking at quantitative factors, the Compensation Committee reviewed the Company’s 2002 financial results compared to the Company’s plan and actual results for 2001. Specifically, the Committee considered that: (i) year-end net income increased 20%

from 2001 net income; (ii) the Company earned $1.35 per diluted share for the year 2002 compared to $1.13 per diluted share one year ago; and (iii) the Company’s total assets, portfolio loans (excluding real estate loans for sale) and total deposits grew by 13%, 14%, and 14%, respectively, from year-end 2001 to year-end 2002. The Company’s efficiency ratio improved from 60.2% in 2001 to 56.9% in 2002.

     In addition to these quantitative accomplishments, the Compensation Committee also considered certain qualitative accomplishments by Mr. Langland in 2002. Specifically, the Compensation Committee recognized that, due in part to Mr. Langland’s continued efforts, the Company realized a number of its corporate objectives, including the formation of the Company’s new wholly-owned subsidiary, Northrim Investment Services Company (“NISC”); NISC’s investment in Elliott Cove Capital LLC, dba Elliott Cove Capital Management (“Elliott Cove”), an investment advisory services company; the Company’s investment in significant technological advances; the relocation of two supermarket in-store branches to stand-alone, full-service facilities, and the development of a new strategic plan. Under that plan, we hope to provide a diversified range of products and investment management services through Elliott Cove that will attract, broaden, and strengthen our customer relationships, as well as provide the opportunity to develop new relationships over the long-term in an increasingly competitive environment. The Compensation Committee also recognized Mr. Langland’s vision and leadership in strategically positioning the Company for future significant development in the banking industry and in the Company’s market area, and otherwise developing long-term strategies for the future direction and growth of the organization.

     Based on the foregoing and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to Mr. Langland’s compensation for 2002. Mr. Langland’s annual salary in 2002 was established at $277,776, and he was awarded an incentive (bonus) payment of $70,000 for 2002 performance because of his outstanding contributions to the Company’s success.

CONCLUSION

     The Compensation Committee believes that for 2002, the compensation terms for Mr. Langland, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Northrim BanCorp, Inc. as well as the performance of the organization as compared with performance of peer companies.

Ronald A. Davis, Chairman
Larry S. Cash
Joseph E. Usibelli

Stock Performance Graph

     The graph shown below depicts the total return to shareholders during the period beginning after December 31, 1997, and ending December 31, 2002. The definition of total return includes appreciation in market value of the stock, as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Standard & Poor’s 500 Index, which is a nationally recognized index of stock performance by 500 leading companies located in the United States chosen by market size, liquidity and industry group, and the SNL Securities Bank Stock Index, comprised of publicly traded banks with assets of $500 million to $1 billion which are located in the United States. The graph assumes that the value of the investment in the Company’s common stock and each of the two indices was $100 on December 31, 1997, and that all dividends were reinvested.

Total Return Performance

Period Ending	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Northrim Bank	100.00	122.92	89.98	98.58	155.45	149.09
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL $500M-$1B Bank Index	100.00	98.32	91.02	87.12	113.02	144.30

COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth the aggregate compensation for services rendered to the Company in all capacities paid or accrued for the fiscal years ended December 31, 2002, 2001, and 2000, to each person serving as an executive officer of Northrim BanCorp, Inc. and Northrim Bank whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (“Named Executives”).

				Long-term
				Compensation Awards

	Annual Compensation			Restricted	Securities	All
Name and Principal				Stock	Underlying	Other
Position	Year	Salary	Bonus	Award(s) ($)	Options (#)(1)	Compensation(2)
R. Marc Langland,	2002	$277,776	$70,000	—	—	$123,349
Chairman, President,	2001	269,946	71,550	—	14,300	72,576
Chief Executive Officer	2000	257,427	50,000	—	14,300	90,860
Christopher N. Knudson,	2002	193,928	47,000	—	—	59,532
Executive Vice President,	2001	187,989	49,275	—	9,350	35,973
Chief Operating Officer	2000	177,556	34,000	—	9,350	37,277
Victor P. Mollozzi,	2002	144,492	30,600	—	—	40,329
Senior Vice President,	2001	140,842	31,240	—	5,500	21,265
Senior Credit Officer	2000	135,000	—	—	—	25,393
Joseph M. Schierhorn,	2002	123,990	30,000	—	—	14,196
Senior Vice President,	2001	114,289	15,602	—	5,500	12,440
Chief Financial Officer,	2000	105,960	8,000	—	3,300	10,446
Compliance Manager

     (1)As adjusted for stock dividends.

     (2)Includes $19,000, $19,000, $17,573, and $13,959 in contributions to the Company’s 401(k) savings plan in 2002 for Messrs. Langland, Knudson, Mollozzi, and Schierhorn, respectively. Includes $53,701, $18,498, and $7,198 in contributions to the SERP and $47,876, $21,478, and $14,900 in contributions to a non-qualified deferred compensation plan in 2002 for Messrs. Langland, Knudson, and Mollozzi, respectively. The balance of the 2002 amounts represents term life insurance premiums.

Employment Agreements

     Effective January 1, 2003, the Company adopted amended employment agreements for R. Marc Langland, Christopher N. Knudson and Victor P. Mollozzi and a new employment agreement with Joseph M. Schierhorn. The original agreements with Messrs. Langland, Knudson and Mollozzi were to expire on December 31, 2002. Each employment agreement has been approved by the Compensation Committee and the Board of Directors. Each employment agreement between the Company and the executive will automatically renew for successive one-year terms, unless either party gives notice 90 days prior to the expiration of the term.

     The employment agreements provide for severance payments in the event of termination of the executive by the employer without cause or if the executive leaves the Company for good reason during the term of the agreement. In either event, the Company is required to pay the executive an amount equal to two times the executive’s highest base salary over the prior three years, plus an amount equal to two times the higher of the target bonus or average bonus paid over the prior three years.

     The executives are also entitled to severance payments in certain circumstances following a change of control of the Company. In the case of Langland and Knudson, if the Company is subjected to a Change of Control (as defined in the agreements) and either the Company or its assigns terminates either executive’s employment without cause or, either executive terminates his employment for good reason within two years of the Change of Control, the executive would be paid an amount equal to three times his highest base salary over the prior three years, plus three times the executive’s target bonus or three times average bonus over the prior three years, whichever is greater.

     In the case of Mollozzi and Schierhorn, if the Company is subjected to a Change of Control and either the Company or its assigns terminates the executive’s employment without cause or, the executive terminates his employment for good reason within two years of the Change of Control, the executive would be entitled to be paid an amount equal to two times his highest base salary over the prior three years, plus two times his target bonus or two times the average of his bonuses over the prior three years, whichever is greater.

     The employment agreements contain an “Excise Tax Gross-Up” provision to ensure that the Company’s executives are treated fairly should there be a Change of Control, in that the value of the severance benefits agreed upon by the Company and the executives would be preserved.

     The employment agreements contain covenants by the executives that they will not compete with the Company for two years (one year in the case of Change of Control) after termination without cause or by the executive for good reason. The severance payments are contingent on the executives agreeing to release the Company from any known or unknown claims and liabilities arising out of the executive’s employment with the Company.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(3)	447,284 (1)	$8.24	120,151 (2)
Total	447,284	$3,685,620.16	120,151

(1)  Includes 447,284 outstanding options and 0 incentive shares awarded but not yet delivered.

(2)  Includes 120,151 options available for grant, 0 incentive shares not yet awarded and 0 shares authorized for the Employee Stock Purchase Plan but not yet allocated.

(3)  Options assumed through acquisitions accounted for as purchases are excluded from (1) above. The outstanding balance of options was 447,284 (column (a)) with a related weighted average exercise price of $8.24 (column (b)).

Option Grants in 2002

     There were no stock option grants during the year 2002.

Option Exercises in 2002 and Year-End Option Values

     The following table summarizes option exercises by and the value of unexercised options granted to the Named Executives:

Number of
			Securities	Value Of
			Underlying	Unexercised
			Unexercised	In-the-Money
	Shares		Options	Options
	Acquired		At 12/31/2002	At 12/31/2002
	On	Value	(Exercisable/	(Exercisable/
Name	Exercise	Realized	Unexercisable)(1)	Unexercisable)(2)
R. Marc Langland	—	—	119,408/ 14,300	$745,048/ $36,484
Christopher N. Knudson	—	—	67,975/ 9,350	$409,840/ $23,855
Victor P. Mollozzi	—	—	45,517/ 3,667	$293,781/ $3,767
Joseph M. Schierhorn	—	—	30,976/ 4,767	$194,470/ $9,926

     (1)As adjusted for stock splits.

     (2)In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $13.50, the last sale price of the Company’s common stock reported on the Nasdaq National Market on December 31, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to send reports of their ownership of the Company’s stock to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2002.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     During 2002, certain directors and executive officers of the Company and the Bank and/or their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. All transactions between the Bank and directors, executive officers, and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     Ribelin Lowell & Company, an insurance brokerage firm, of which Richard L. Lowell, a director of the Company and the Bank, is President, has placed coverage for various types of insurance (including blanket bond insurance and director and officer liability insurance) on behalf of the Bank. In 2002, the Bank paid a total of $395,068 in premiums to Ribelin Lowell & Company.

     In April 2000, the Bank renegotiated and extended to 2013 its lease for approximately 30,000 square feet of office space in the 3111 C Street building in Anchorage, Alaska, for its headquarters. The building is owned by the ARC Partnership, which includes Mr. Danner, a director, among its partners. Under the terms of its existing lease, the Bank as lessee, paid $755,774 in rental payments to the partnership in 2002.

     In August 2002, the Bank, entered into an agreement with Mr. Danner and his spouse to purchase a commercial building lot in Wasilla, Alaska, at a cost of $370,000 versus its appraised value of $389,000, plus allocable site improvements and costs of replatting the property, for purposes of constructing a stand-alone, full-service, financial center. Upon completion of the building, the Wasilla in-store branch was relocated to this new facility and opened for business on December 16, 2002.

     During 2002, RIM Architects (Alaska), an architectural firm, of which Larry S. Cash, a director of the Company and the Bank, is president, and his related interest RIM Design, provided architectural and interior design services for the Bank’s new Wasilla and West Anchorage locations totaling $107,015 in the aggregate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of February 20, 2003, by (i) each director and nominee for director of the Company; (ii) the Named Executives; (iii) all executive officers and directors of the Company as a group; and (iv) persons known to management to beneficially own more than 5% of the outstanding common stock (as adjusted for dividends):

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)		Percent of Class(3)
R. Marc Langland	168,588	(4)	2.7%
Larry S. Cash	2,174	(5)	—
Mark G. Copeland	11,973		—
Frank A. Danner	13,399	(6)	—
Ronald A. Davis	6,509		—
Anthony Drabek	1,864		—
Christopher N. Knudson	81,491	(7)1	1.3
Richard L. Lowell	14,919		—
Irene Sparks Rowan	2,759		—
John C. Swalling	1,975	(8)	—
Joseph E. Usibelli	104,150		1.7
Victor P. Mollozzi	81,463	(9)	1.3
Joseph M. Schierhorn	36,502	(10)	—
All executive officers and directors as a group (13 persons)	527,766		8.3
Wellington Management Company, LLP	387,585	(11)	6.4
75 State Street Boston, MA 02109
E* Capital Corporation
1000 Wilshire Boulevard Los Angeles, CA 90017	366,117	(12)	6.0

Rutabaga Capital Management LLC/MA 64 Broad Street Boston, MA 02109	408,890	(13)	6.7

     (1)Unless otherwise provided, the address for all directors and executive officers of the Company is 3111 C Street, Anchorage, Alaska 99503.

     (2)Unless otherwise indicated, parties named exercise sole voting and investment power over the shares, subject to community property laws (where applicable).

     (3)Where beneficial ownership is less than 1% of all outstanding shares, the percentage is not reflected in the table. The percentages shown are based on the number of shares of common stock deemed to be outstanding under applicable regulations as of the date specified (including options held by such persons exercisable within 60 days).

     (4)Includes 119,408 shares which Mr. Langland has the option to purchase at the weighted average price of $7.26 per share pursuant to the Company’s employee stock option plans.

     (5)Includes 854 shares held in trust for Mr. Cash’s children.

     (6)Includes 1,212 shares owned by Mr. Danner’s spouse as to which Mr. Danner disclaims beneficial ownership.

     (7)Includes 67,975 shares which Mr. Knudson has the option to purchase at the weighted average price of $7.47 per share pursuant to the Company’s employee stock option plans.

     (8)Includes 1,475 shares beneficially owned by a limited liability company in which Mr. Swalling shares voting and dispositive power over such shares which are held of record by its members.

     (9)Includes 45,517 shares which Mr. Mollozzi has the option to purchase at the weighted average price of $7.05 per share pursuant to the Company’s employee stock option plans.

     (10)Includes 30,976 shares which Mr. Schierhorn has the option to purchase at the weighted average price of $7.22 per share pursuant to the Company’s employee stock option plans.

     (11)Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 387,585 shares with shared voting and/or dispositive power over such shares which are held of record by its clients and disclaims any pecuniary interest.

     (12)Includes 67,827 shares held by Edward W. Wedbush, Chairman of E* Capital Corporation, and 260,635 shares held by E* Capital Corporation as to which Mr. Wedbush disclaims beneficial ownership.

     (13)Rutabaga Capital Management in its capacity as investment advisor, may be deemed to beneficially own 408,890 shares with shared voting and/or dispositive power over such shares which are held of record by its clients and disclaims any pecuniary interest.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG LLP (“KPMG”) has been engaged as the Company’s independent certified public accountant for the current year. KPMG performed the audit of the financial statements for the Company for the year ended December 31, 2002. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

Fees Billed By KPMG During 2002

     Audit Fees. The audit fees that KPMG billed the Company for its audit services, including review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q, totaled $161,050.

     Financial Information Systems Design and Implementation Fees. During the year, KPMG did not bill the Company for financial information systems design and implementation services.

     All Other Fees. Other fees that KPMG billed the Company for all other non-audit services rendered to the Company, including tax related services and pension plan audits, totaled $78,875.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

     The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002, be included in the Company’s Annual Report—10-K for that year, for filing with the Securities and Exchange Commission.

     The Audit Committee does not believe the non-audit services provided by KPMG LLP called into question KPMG LLP’s independence.

Respectfully submitted by:

Audit Committee:
Mark G. Copeland, Chairman
Anthony Drabek
Richard L. Lowell

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     A shareholder proposing to transact business at the Company’s Annual Shareholders’ Meeting scheduled for May 6, 2004, must provide notice of such proposal to the Company no later than February 5, 2004. For shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its May 6, 2004, Annual Shareholders’ Meeting, such proposals must be received by the Company no later than November 21, 2003. If the Company receives notice of a shareholder proposal after February 5, 2004, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

2002 REPORT TO SHAREHOLDERS AND ANNUAL REPORT—10-K

     The Company’s 2002 Report to Shareholders (which is not part of the Company’s proxy soliciting materials), and 2002 Annual Report—10-K for the fiscal year ended December 31, 2002, accompanies this proxy statement. Additional copies will be furnished to shareholders upon request to: Corporate Secretary, Northrim Bank, P.O. Box 241489, Anchorage, Alaska 99524-1489, or by telephone to (907) 562-0062, by fax to (907) 562-1758, or email to investors@nrim.com.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters.

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE AT THE MEETING, IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

NORTHRIM BANCORP, INC.

PROXY FOR ANNUAL SHAREHOLDERS’ MEETING
May 1, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NORTHRIM BANCORP, INC.

PLEASE SIGN AND RETURN IMMEDIATELY

     The undersigned shareholder of NORTHRIM BANCORP, INC. (the “Company”) hereby nominates, constitutes and appoints R. Marc Langland and Christopher N. Knudson, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of the Company standing in my name and on its books on March 12, 2003, at the Annual Shareholders’ Meeting to be held at the Hilton Anchorage Hotel, Anchorage, Alaska, on May 1, 2003, at 9:00 a.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as outlined on the reverse side of this card.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

     The undersigned hereby acknowledges receipt of notice for the Annual Shareholders’ Meeting on May 1, 2003, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

3111 C STREET ANCHORAGE, AK 99503	VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Northrim BanCorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NORTH1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY.

NORTHRIM BANCORP, INC.

ELECTION OF DIRECTORS. To elect eleven (11) directors for a term of one year or until their successors have been elected and qualified.

1.	01) R. Marc Langland, 02) Larry S. Cash, 03) Mark G. Copeland,	For	Withhold	For All
	04) Frank A. Danner, 05) Ronald A. Davis, 06) Anthony Drabek,	All	All	Except
	07) Christopher N. Knudson, 08) Richard L. Lowell,	☐	☐	☐
09) Irene Sparks Rowan, 10) John C. Swalling, 11) Joseph E. Usibelli

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Note: Signature(s) should agree with name(s) on Northrim stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. All joint owners must sign.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date